Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Sierra Monitor Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-18241) on Form S-8 of Sierra Monitor Corporation of our report dated March 26, 2008, relating to the balance sheet of Sierra Monitor Corporation as of December 31, 2007, and the related statements of operations, shareholders’ equity and cash flows for each of the two years in the period ended December 31, 2007, which report appears in the December 31, 2007, annual report on Form 10-KSB of Sierra Monitor Corporation to be filed with the Securities and Exchange Commission.

/s/  Squar, Milner, Peterson, Miranda & Williamson, LLP

Newport Beach, California
March 26, 2008